Exhibit (d.9)


           FRONTEGRA TOTAL RETURN BOND FUND
              FRONTEGRA OPPORTUNITY FUND
                 FRONTEGRA GROWTH FUND

   AMENDMENT TO EXPENSE CAP/REIMBURSEMENT AGREEMENT

     This Amendment is dated as of October 27, 2000, and continues the Expense Cap/Reimbursement Agreement
(the "Agreement") originally entered into as of February 26, 1999, and previously amended August 2 and
December 31, 1999, between Frontegra Asset Management,
Inc. and Frontegra Funds, Inc. on behalf of the Frontegra Total Return Bond, Opportunity and Growth
Funds.

     WHEREAS, the Amendment dated December 31, 1999, provides that the Agreement shall terminate on December
31, 2000, unless extended by the mutual agreement of the parties, as provided for in an amendment to the Agreement;

     WHEREAS, the parties to the Agreement wish to extend the term of the Agreement, as amended, until December 31, 2001.

     NOW THEREFORE, the parties agree as follows:

     Pursuant to this Amendment, the Agreement, as amended, shall terminate on December 31, 2001, unless extended by the mutual agreement of the parties, as provided for in a subsequent amendment to the Agreement.

     All other provisions of the Agreement shall remain in full force and effect.


                              FRONTEGRA ASSET MANAGEMENT, INC.


                              By:  /s/ William D. Forsyth, III
                                   -----------------------------
                                   William D. Forsyth, III
                                   Co-President


                              FRONTEGRA FUNDS, INC.
                              on behalf of the Frontegra Total Return Bond, Frontegra Opportunity and Frontegra Growth Funds


                              By:  /s/ Thomas J. Holmberg, Jr.
                                   ----------------------------
                                   Thomas J. Holmberg, Jr.
                                   Co-President